Exhibit 10.14

Unprotected lease Agreement

Drawn up and signed in Or-Yehuda on the             day of the month of January 2013

Between:	Maslavi Construction Co. Ltd. 1 Aviv Moshe St., Or-Yehuda Industrial Zone Tel.: 03-5339212 ; Fax: 03-5338437 (hereinafter: “Landlord”) Of the first part

And between:	Vascular Biogenics Ltd Company No. 512899766 Of 6 Yonni Netanyahu St. Or-Yehuda (hereinafter: “Tenant”) Of the second part

Whereas:	The Landlord is the registered lessee of the Leased Premises within their meaning hereunder;

And whereas:	The Tenant wishes to lease the property from the Landlord in unprotected lease for the period and under the terms as specified in this Agreement hereunder and the Landlord agreed to lease the said property to the Tenant, in accordance with the provisions set forth in this Agreement;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Introduction

1.1.	The preamble to this Agreement shall be deemed an integral part hereof.

1.2.	The headings of the clauses will serve for the purpose of orientation and convenience only, and will not serve for the purpose of interpreting the Agreement.

2.	Definitions

2.1.	“Leased Premises” – a built area situated in a building known as the “Aviv 2000” building in 6 Yonni Netanyahu St. in the town of Or-Yehuda (hereinafter: “Building”) in gross area of 825sqm situated on the first and ground floor of the building and 20 parking spaces.

2.2.	“Term of Lease” – a period taking effect on 1.10.12 and expiring on 30.9.2013;

2.3.	“Option Term” – two periods of 12 months each;

2.4.	“Basic Index” – the consumer price index known on the date of signing this Agreement;

2.5.	“Known Index” – the consumer price index known on the date of making any payment, and in any event shall not fall below the Basic Index;

2.6.	“Monthly Rent” – the basic rent paid by the Tenant during the Term of Lease for each month of lease and that shall be in the amount of NIS 43,697 + VAT, index-linked as specified hereunder;

2.7.	“Management Fees”: the management fees paid by the Tenant during the Term of Lease for each month of lease, and that shall be in the amount of NIS 9,075 + VAT index-linked as specified hereunder;

2.8.	“Additional Parking Payment” – a monthly payment in the amount of NIS 6,127 + VAT in respect of 20 parking spaces;

2.9.	“Purpose of Lease” – biotechnology industries, laboratories for chemical and microbiological testing;

2.10.	“Term of Payment” – each month;

2.11.	“Bank Guarantee” – an autonomous bank guarantee in an amount equal to the monthly rent X 4, index-linked and in effect as of the lease commencement date and up to 3 months following expiration of the Term of Lease.

3.	Term of Lease

3.1.	The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord the Leased Premises for the Term of Lease within its meaning hereinabove. In addition, the Tenant is granted the option to extend the Term of Lease for the option terms within their definition hereinabove (hereinafter: “Option Terms”) on the condition that the Tenant upheld the terms of lease during the previous Term and/or terms of lease fully and to the satisfaction of the Landlord.

3.2.	In the event the Tenant failed to deliver written notice to the Landlord regarding its wish to terminate the lease under this Agreement no later than three (3) months prior to expiration of the Term of Lease, this shall be deemed as if the Tenant delivered the Landlord a notice on extension of the Term of Lease by the additional term of lease and the lease shall be extended automatically under the terms set forth in this Agreement for additional unprotected terms of lease.

3.3.	The terms of lease in the additional term of lease shall be identical to the terms of lease in the first Term of Lease, subject to modifications that were set forth expressly in the Agreement and except for rent that shall vary as specified hereunder.

3.4.	Notwithstanding anything said or implied to the contrary in this Agreement, the parties agree that this Agreement shall be terminated upon delivery of a notice to the Tenant effective immediately, immediately upon the occurrence of one of the following events: a bankruptcy order was delivered against the Tenant and/or a receivership order was issued against any of the controlling shareholders in the Tenant and/or the Tenant made an arrangement with and/or in favor of his creditors and/or a receiver or a trustee or any other officer that is identical or similar in essence to any of the positions of the said officers was appointed, or a motion for bankruptcy of the Tenant was filed and the motion was not stricken within 30 days. The Tenant shall be granted a 30 days’ extension to strike any of the orders enumerated in this clause. To dispel any doubt it is clarified that termination of the Agreement under the circumstances specified hereinabove shall constitute a fundamental breach of the Agreement on behalf of the Tenant.

4.	Purpose of Lease

4.1.	The Tenant shall use the Leased Premises solely for the Purpose of Lease as specified hereinabove, or for any other legal purpose agreed by the Landlord and not for any other purpose.

4.2.	The Tenant shall be responsible to obtain all the certificates and/or licenses that are required for the purpose of using the property for the Purpose of Lease. Failure to obtain a permit or a license shall not serve as cause to terminate this Agreement by the Tenant or as cause to terminate the lease subject matter of this Agreement or by virtue of this Agreement. The Landlord shall sign, at the Tenant’s request, any document that is required by the authorities and that requires the signature of the owners/leaseholders and this shall not impose on the Landlord any financial liability and provided that the said request complies with the provisions set forth in this Agreement and any relevant law. The foregoing shall not apply to payments that apply by law or practice to the owner and/or holder of lease rights in the property.

4.3.	The Landlord shall not be obligated to make any payment in connection with obtaining the certificates and licenses as said. In the event the Landlord was charged with such payment as said, the Tenant shall indemnify the Landlord in respect of any amount it is charged as specified hereinabove.

4.4.

The Tenant affirms that it inspected the Leased Premises and found them suitable for its requirements and it hereby waives any allegations regarding lack of conformity or any other claims. At the time of signing this Agreement the Landlord undertakes to take measures to remove the humidity under the floor in the ground floor within 90 days and inquire the odor nuisance in the first floor as argued by the Tenant and make repairs if necessary.

4.5.	Inspection by the Landlord

4.6.	The Landlord and/or representative thereof shall be entitled to visit the Leased Premises at any time during regular business hours and following advance coordination in order to examine and see whether the terms set forth in this Agreement are fully observed.

5.	Rent

5.1.	Monthly rent that the Tenant shall pay to the Landlord during the first Term of Lease within its meaning hereinabove shall be the monthly rent as specified hereinabove. Statutory VAT shall be added to the said rent.

5.2.	In addition to the Rent, the Tenant shall make additional payment for the parking spaces, within their meaning hereinabove. The additional Parking Payment shall be paid together with the monthly rent and all terms set forth with regard to the monthly rent shall also apply to the additional Parking Payment.

5.3.	At the time of signing this Agreement the Tenant shall furnish to the Landlord postdated checks for the entire Term of Lease in a manner that 7 days before commencement of each term of payment, within its meaning hereinabove, a check shall be repaid for each term of payment. The first check shall be a cash check as of the date of signing this Agreement. Two months prior to commencement of each Option Term, and to the extent that no notice was delivered regarding termination of lease, the Tenant shall furnish to the Landlord new checks in respect of the additional term, in accordance with the provisions set forth hereinabove, otherwise its right to exercise the option shall expire.

5.4.	Rent shall be paid in new Israeli shekels and shall be linked to the index in a manner that upon expiration of the Term of Lease and upon expiration of each Option Term the Tenant shall pay to the Landlord the difference between linkage of each payment to the Basic Index and the Known Index, within their meaning hereinabove. In any event of delay in payment, for any reason that is contingent on the Tenant, the Tenant shall make payment according to the index known on the payment date applicable in accordance with this Agreement, or on the date of payment – upon the higher.

5.5.	In the event the Tenant vacated the Leased Premises for any reason prior to expiration of the first Term of Lease, or in the middle of an Option Term, the Tenant shall be obligated to pay rent for the entire Term of Lease and/or Option Term.

5.6.	Without derogating from for any relief and/or remedy that Landlord may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law then any default in payment of any amount shall incur 1.5% interest per month.

5.7.	A one-time default in payment for a period of up to 7 days shall not grant interest to the Landlord as said. Default in payment for a period that is longer than 7 days shall entitle the Landlord with interest in arrears as of the first day of default and until payment is made.

5.8.	A default in payment for a period of 14 days shall constitute a fundamental breach of this Agreement, and in such circumstances the Landlord shall not be obligated to deliver to the Tenant any additional notice prior to termination of the Agreement.

5.9.	The said in this sub-clause shall not derogate or affect the provisions set forth in clause 16 hereunder. Interest shall be deemed as rent.

5.10.	To dispel any doubt, furnishing the checks shall not be deemed as payment however only 3 days after their cashing on the dates designated for that purpose. Rent shall be paid in the address of the Landlord or shall be deposited in the Landlord’s bank account in accordance with the instructions set forth by the Landlord.

6.	Management Fees

6.1.	In addition to the monthly rent the Tenant undertakes to pay the Landlord, during the entire Term of Lease and/or the Option Term, Management Fees within their meaning hereinabove. Statutory VAT shall be added to the Management Fees. The Landlord shall be entitled, at its sole discretion, to provide current management and maintenance services for the Tenant and all other tenants/users of the Building whether by itself or by others acting on its behalf. Management and maintenance services that are provided by the Landlord or anyone acting on its behalf shall include, inter alia, cleaning and lighting of public areas; air conditioning in any thereof and at the discretion of the Management Company; gardening of the gardens and vegetation in the public areas, maintenance, repair and preservation of the public areas, and maintenance and repair of equipment (except for spare parts and the equipment itself or parts thereof, to the extent required) that are in service of the project and/or all tenants in the Building or majority thereof and that is not owned and/or under the responsibility of any tenant, such as generators, gas and fuel tanks, sewage systems, plumbing, electricity, drainage, lighting, elevators and escalators in the public areas, whitewashing and painting the public areas; sealing and repair of the roofs of the Building; security and protection of the Building.

6.2.	Management Fees shall be paid jointly with the monthly rent and all terms set forth with respect to the monthly rent shall also apply to the Management Fees.

6.3.	The Tenant is aware that due to the special nature of the Building and the diverse uses made therein different instructions and restrictions shall be set forth and shall apply to all units and possessors therein in the agreement with the Management Company and the instructions set forth by the Management Company as set forth from time to time. These restrictions will include, inter alia, and without derogating from the generality of the aforesaid, restrictions on the use of electricity and water according to permitted loads, transportation, loading and unloading procedures, use of elevators, signage, advertising, services and cleaning. The Tenant undertakes to uphold all the instructions set forth hereinabove on the condition that they do not affect the Tenant’s rights in accordance with this Agreement, and the Tenant shall be held liable for any damage and/or loss and/or expense caused to the Landlord and/or any other entity as a result of breach of this undertaking. Without derogating from the generality of the aforesaid, in any event the Tenant wishes to increase the electricity capacity that is allocated and in the event that the increase is made possible, it shall be implemented on the condition that the Tenant upholds all the instructions and requirements set forth by the Landlord and/or the Management Company, including the payment of any additional expenses or amounts required in respect of the change.

7.	Taxes, Charges and Obligatory Payments

7.1.	The Tenant shall incur all taxes, charges, payments and municipal and/or other payments applicable to the property and/or relating to the property and/or the lease subject matter of this Agreement and that exist at present and/or that will be imposed in the future (except for government property tax and new taxes of similar nature that will be imposed on the owner of the property as opposed to a possessor or user or tenant etc. per se), and the Tenant shall pay the said payments regularly and timely. The Tenant shall further pay regularly and timely all other expenses including electricity, water, telephone, tenants committee etc. For the purpose of securing the said payments the Tenant shall deliver a copy of the Agreement to the different authorities (municipality and the electricity company), and shall be registered as the payer in the bills. In the event the Tenant failed to act in the said manner the Landlord shall be entitled, without derogating from the undertaking of the Tenant, to act in the said manner, to deliver a copy of this Agreement to any of the authorities and/or institutions in favor of which the said payments are made and to inform them about the existence of this Agreement, in a manner that the payer of the said bills shall be the Tenant.

7.2.	In the event that the Leased Premises have one electricity meter, together with another unit and/or units in the Building, then the Tenant shall pay the electricity bill jointly and severally with the other tenant(s) who are connected to the said meter. The Tenant shall pay the bills in proportion to the area of the Leased Premises, unless otherwise agreed between the parties.

7.3.	The Tenant shall furnish certificates and receipts attesting that the payments that the Tenant is obligated to pay in accordance with this Agreement were duly made, at the Landlord’s request. The Landlord shall be entitled (however not obligated) to pay any amount applicable to the Tenant in accordance with this Agreement and that was not paid by the Tenant within 10 days as of the date set forth for its payment or as of the date that payment was supposed or is supposed to be paid, provided that it delivered the Tenant a 7 days prior notice in respect whereof. The Tenant shall return to the Landlord any amount paid as said, in addition to a fine at a 25% rate at least, together with linkage differentials and interest as specified hereinabove, as of the date that the said amount was paid by the Landlord and until the said payment is returned to the Landlord by the Tenant. The amounts due to the Landlord from the Tenant in accordance with the provisions set forth hereinabove shall be deemed as rent. The provisions set forth in this clause shall not affect and/or derogate from the right of the Tenant to seek any relief or remedy it may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

7.4.	Statutory VAT shall be paid by the Tenant together with and in addition to payment of rent. The Landlord shall furnish licensed dealer invoices to the Tenant.

8.	Use of the Leased Premises

8.1.	The Tenant undertakes to use the Leased Premises in a reasonable and cautious manner and to see that during the entire term of use the Leased Premises and all facilities and installations thereof are in kept in working order.

8.2.	Without derogating from the foregoing, the Tenant undertakes to repair within a reasonable time and at its expense any defect and/or malfunction that it caused in the Leased Premises, and/or any other facility in connection with the Leased Premises in any manner (provided that the defects do not require immediate repair, and then the Tenant undertakes to repair the defect and/or the malfunction it caused in the Leased Premises forthwith) except for defects or malfunctions deriving from reasonable wear (which the Landlord is responsible to repair).

8.3.	The Landlord undertakes to repair any defect or malfunction that was caused to the Leased Premises and that derives from reasonable wear and ordinary use within a reasonable time, subject to receiving a written notice from the Tenant regarding the malfunction that was caused in the Leased Premises (provided that the said defects do not bar reasonable use of the Leased Premises, and in such circumstances the Landlord undertakes to repair the defect and/or the malfunction forthwith). The Tenant undertakes to notify the Landlord forthwith upon becoming aware of any defect or malfunction as said. Any damage caused as a result of failure by the Tenant to deliver notice to the Landlord as specified in this clause shall be solely incurred by the Tenant.

8.4.	The liability of the Landlord under this Chapter shall not apply where the Tenant caused a defect and/or damage by its act and/or omission and/or an act and/or omission committed by anyone acting on its behalf, and in the event the defect or the breakdown malfunction from faulty maintenance on behalf of the Tenant and/or anyone acting on its behalf and/or due to misuse and/or negligent use and/or by an act and/or omission of the Tenant and/or due to works and/or alterations that were implemented not by the Landlord and/or materials and/or products that were purchased directly by the Tenant and/or due to failure to observe instructions or warnings, to the extent provided by the Landlord, regarding special features of the Leased Premises and/or the common property, by the Tenant.

8.5.	In the event one of the parties failed to repair a defect and/or malfunction it was obligated to repair as said, the other party shall be entitled (however not obligated) to make the said repair at the expense of the other party and provided that it delivered a written notice to the other party regarding its intention to act in the said manner and the other party failed to make the repairs within 30 days as of the date of receiving notice, without derogating or affecting its rights to seek any relief or remedy in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law. The foregoing with regard to return of amounts that were expended by the party that made the repair in addition to interest as specified hereinabove shall apply, mutatis mutandis as the case may be, also for the purpose of amounts that are expended by one of the parties in accordance with the provisions set forth in this sub-clause.

9.	Prohibition on Implementation of Alterations

9.1.	The Tenant is prohibited from implementing and/or adding any alteration and/or adding any construction addition in the Building wherein the Leased Premises are located without obtaining the prior and written consent of the Landlord. In the event the Tenant acted or attempted to act in contravention of the said, the Landlord shall be entitled to deny from the Tenant implementation of any alteration and/or any construction addition as specified hereinabove, and to demand their immediate disposal and/or dispose them by itself, and the Tenant shall be obligated to pay to the Landlord, immediately upon its first request, all expenses in connection with the disposal and demolition as said that shall constitute a debt of the Tenant to the Landlord in accordance with this Agreement.

9.2.	Any amounts that are due to the Landlord in accordance with the provisions set forth in this clause shall incur interest at the rate set forth in clause 7.6 hereinabove as of the date the payment was made by the Landlord and until these amounts are paid to the Landlord.

9.3.	The Tenant shall not be entitled to install any signs without obtaining the prior and written consent of the Landlord. In addition, and in the event the Landlord allows the Tenant to install signage, then any tax and/or expense incurred in connection with the installation of signage shall be incurred by the Tenant.

10.	Assignment of Rights

10.1.	The Landlord shall be entitled to transfer its rights (or a part thereof) in the Leased Premises to another/others without obtaining the consent of the Tenant in connection therewith, provided that the Tenant’s rights in accordance with this Agreement shall not be affected as a result of and/or following the transfer of rights as said.

10.2.	The Tenant shall not be entitled to assign and/or transfer and/or convey his rights in accordance with this Agreement without obtaining the prior and written consent of the Landlord. For the sake of caution, and without derogating from the generality of the aforesaid, it is clarified that the Landlord shall be entitled to withhold consent to assignment of rights at its sole discretion. Any transfer and/or assignment of rights without obtaining the consent of the Landlord shall be null and void and the Landlord shall be entitled to terminate this Agreement forthwith, and this shall not be deemed as a fundamental breach of this Agreement by the Tenant.

10.3.	It is agreed that Section 22 of the Hire and Loan Law 5731-1971 shall not apply to this Agreement.

11.	Vacating the Leased Premises

11.1.	Upon expiration of the Term of Lease or in any other time in which the Tenant is obligated to vacate the Leased Premises or in which the Tenant vacates the Leased Premises, the Tenant shall return to the Landlord possession in the Leased Premises when the Leased Premises are vacated from any person and article and in the condition the Tenant received the Leased Premises (when all its fixtures and installations are in working order).

11.2.	The Tenant undertakes to whitewash the walls and clean the Leased Premises thoroughly upon expiration of the Term of Lease.

12.	Non-Applicability of Tenancy Protection Laws

12.1.	The Tenant declares that he did not pay and will not pay key money to the Landlord and that the provisions set forth in the Tenant Protection Law [Consolidated Version] 5732-1972 will not apply to the Leased Premises and/or the lease subject matter of this Agreement or any other provisions added to or that come in lieu of the provisions set forth in the said law.

12.2.	The lease subject matter of this Agreement is unprotected lease in accordance with the Tenant Protection Law and the Tenant undertakes to refrain from arguing otherwise. It is agreed that any allegation made by the Tenant that does not comply with the foregoing shall not be heard.

13.	Securities

13.1.	For the purpose of securing the full and accurate performance of each of the Tenant’s undertakings in accordance with this Agreement, the Tenant shall furnish a bank guarantee within its meaning hereinabove.

13.2.	7 days prior to realizing the guarantee by the Landlord the Landlord shall notify the Tenant about its intention to realize the guarantee and will allow the Tenant to remedy the breach.

13.3.	The Landlord shall be entitled to use the bank guarantee for the purpose of collecting all payments, debts, taxes and charges due to the Landlord and/or that apply to the Tenant in accordance with the provisions set forth in this Agreement (including for the purpose of making payment to third parties) and for the collection of damages in respect of damage caused to the Leased Premises during the Term of Lease and/or for the purpose of covering for expenses, provided that the Tenant receives a notice 7 business days in advance to make the said payments.

14.	Prerequisites for Delivery of Possession in the Leased Premises – Canceled

15.	Breaches

15.1.

Failure to make payment of Rent accurately and timely as specified in this Agreement and/or default in making any payment applicable to the Tenant (such as municipal taxes, electricity etc.) and/or using the Leased Premises in contravention of the Purpose of Lease and/or failure to accept and/or extend any security, including and in particular the bank guarantee and/or failure to vacate the Leased Premises on the dates specified in this Agreement (including and in particular upon expiration of the Term of Lease) and/or implementation of alterations in the Leased Premises without obtaining the Landlord’s consent and/or assignment of rights without obtaining the Landlord’s prior and written consent shall be deemed as a fundamental breach of this Agreement with all ensuing consequences, and shall entitle the Landlord to demand eviction of the Tenant from the Leased Premises in addition to any other relief or remedy that the Landlord may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law. In such circumstances, the Landlord shall deliver to the Tenant a 14 days’ prior notice notifying the Tenant about the breach and a period of time for remedying the breach during the said period. In the event the Tenant fails to remedy the breach during the said period of time the Landlord shall be entitled to demand from the Tenant to vacate the Leased Premises and in such circumstances the Tenant shall vacate the Leased Premises within 72 hours as of the time of receiving notice to that effect, in accordance with the provisions set forth clause 13 hereinabove, and the Landlord shall be entitled to realize the securities.

15.2.	In addition, and without derogating from the provisions set forth in sub-clause (a) hereinabove, the Tenant shall pay the Landlord an amount equal to 250% of the monthly rent as liquidated damages and without proof of damage, for each month of delay (and for part of a month – part of the liquidated damages) in respect of each day of delay in making payment and/or vacating the Leased Premises, whether upon expiration of the Term of Lease and whether in any other time in which the Tenant is obligated to vacate the Leased Premises in accordance with the provisions set forth in this Agreement or in circumstances arising out of this Agreement, and after delivering a 14 days’ notice from the Landlord following which the breach was not remedied, in addition to the rent and the current payments applicable to the Leased Premises (such as municipal taxes, electricity etc.). The liquidated damages shall be paid to the Landlord within 7 days as of the date the Tenant is required to make that payment by the Landlord. Notwithstanding the said it is agreed that a delay in vacating the Leased Premises of up to 7 days and a onetime default in payment of the rent shall not entitle the Landlord with any compensation, except for rent in proportion to the period of delay, however a default in payment longer than 7 days or a repeated default in payment shall entitle the Landlord with the liquidated damages as specified hereinabove as of the first date of the default.

15.3.	For the sake of caution it is clarified that the compensation specified hereinabove shall be in addition to any relief that the Landlord may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

15.4.	To dispel any doubt, a default in payment in the four first months of the lease deriving from a delay in signing this Agreement shall not be deemed as default in accordance with this clause.

16.	Seizing Possession by the Landlord

16.1.	In addition to any other relief or remedy that the Landlord may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Landlord shall be entitled, in the event of failure to vacate the Leased Premises by the Tenant upon expiration of the Term of Lease, and in circumstances of default in any payment of rent and/or obligatory payments imposed on the Tenant, and in any other circumstances in which the Tenant is obligated to vacate the Leased Premises, to enter and seize possession of the Leased Premises in any manner it deems fit and take all measures for the purpose of evicting the Tenant from the Leased Premises and shall be entitled to store, in any location it deems fit and at the Tenant’s expense, any of the Tenant’s possessions that are located in the Leased Premises or dispose the said possessions from the Leased Premises and leave them anywhere the Landlord deems fit. In addition, the Landlord shall be entitled to restore the Leased Premises to their condition as specified in clause 13 hereinabove and charge the Tenant with payment of expenses that the Landlord incurred in connection therewith.

16.2.	The Landlord shall not be held liable for any damage caused as a result of or following such action as said for any reason. After the date set forth or that will be set forth for vacating the Leased Premises (whether upon expiration of the Term of Lease or on any other date, including due to termination of the Agreement due to its breach by the Tenant) the Tenant shall be deemed as trespasser in the Leased Premises for all intents and purposes.

16.3.	The Tenant shall pay to the Landlord amounts expended by the Landlord as a result of actions of evacuation performed by the Landlord or anyone acting on its behalf and the Tenant grants its consent to the activities of the Landlord or anyone acting on its behalf in the circumstances in question within 7 days as of the date it is required by the Landlord to make the said payment. The amounts that were paid in default shall incur linkage differentials according to the linkage mechanism set forth for the rent.

17.	Liability

17.1.	Without derogating from the provisions set forth in the principal agreement and in addition to the provisions set forth thereat, it is agreed that the Tenant shall incur any liability imposed on it by law for any loss, damage or damage or loss to the body and/or property of any kind caused to the Tenant and anyone acting on its behalf and/or to the Landlord and anyone acting on its behalf and/or to any third party including, however without derogating from the generality of the aforesaid, the employees and/or suppliers and/or visitors and/or workers of the Landlord and/or anyone acting on its behalf due to an act and/or omission of the Tenant and/or anyone acting on its behalf in anything related to the Leased Premises provided that the damage was not caused by the Landlord negligently and/or willfully.

17.2.	The Tenant undertakes to indemnify the Landlord for the full amounts the Landlord was instructed to pay in a judgment whose performance was not stayed following a claim for loss or damage for which the Tenant is liable as specified in clause 18.1 hereinabove, and for reasonable costs that the Landlord incurred for the purpose of defending against the said claim. The Landlord shall notify the Tenant within a reasonable time about receiving any demand and/or claim in respect of the said in clause 18.1 and shall allow the Tenant or its authorized representative to defend against it.

18.	Insurance

18.1.	In the event any works are implemented in the Leased Premises not by the Landlord however by the Tenant and/or anyone acting on his behalf at any time during the Term of Lease, the Tenant undertakes to furnish to the Landlord the Insurance Certificate for the Tenant’s works enclosed with this Addendum and constituting an inseparable part thereof, marked as Appendix 1 (hereinafter respectively: “Tenant’s Works Insurance Certificate” and “Tenant’s Works Insurance”) signed by its insurer. The Tenant declares that it is aware that furnishing the Tenant’s Works Insurance Certificate as said is a suspending condition and a prerequisite for implementing any works in the Leased Premises, and the Landlord shall be entitled (however not obligated) to deny from the Tenant implementation of the works in the Leased Premises, in the event the said Certificate was not furnished to it prior to commencement of the works.

18.2.

Notwithstanding the said in clause 19.1 hereinabove, in the event the amount of the works implemented as specified hereinabove is not greater than NIS 200,000 then the Tenant shall be entitled, instead of arranging the Tenant’s Works Insurance, to furnish to the Landlord an Insurance Certificate as specified in Appendix 2 (Tenant’s Insurance Certificate) hereunder, provided that the following shall be added in the final part of the Certificate: “To dispel any doubt it is clarified that the insurance specified hereinabove shall also apply at the time of implementing any works during the insurance period by the Tenant and/or anyone acting on its behalf, including construction, adjustment, betterment, renovation, dismantling works etc.”

18.3.	Without derogating from the liability of the Tenant in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Tenant undertakes, without receiving any notice from the Landlord, to furnish to the Landlord Appendix 2 hereunder “Tenant’s Insurance Certificate,” signed by its insurer, no later than the date of receiving possession of the Leased Premises or before the date of bringing any assets to the Leased Premises (except for assets that are included in the works insured under clause 19.1 hereinabove) – upon the earlier. The Tenant declares that it is aware that furnishing the Tenant’s Insurance Certificate is a suspending condition and a prerequisite for receiving possession in the Leased Premises and/or bringing any assets into the Leased Premises and/or the area (except for assets that are included in the worked insured under clause 19.1 hereinabove) and the Landlord shall be entitled (however not obligated) to deny from the Tenant receiving possession in the Leased Premises and/or bringing assets as said in the event that the Certificate was not furnished prior to the date specified hereinabove.

18.4.	It is agreed that the Tenant may not arrange consequential loss insurance, in whole or in part, as specified in clause (4) of Appendix 2 of the Tenant’s Insurance Certificate, however the exemption specified in clause 19.8 hereunder shall apply as if the said insurance was fully arranged.

18.5.	It is agreed that the Tenant shall be entitled not to arrange insurance coverage for glass breakdown, in whole or in part, as specified in clause (1) of the Tenant’s Insurance Certificate, however the exemption specified in clause 19.8 hereunder shall apply as if the said insurance was fully arranged.

18.6.	If the Tenant is of the opinion that an additional and/or supplemental insurance is required in addition to the insurance of the Tenant’s works and/or the Tenant’s insurances, the Tenant undertakes to arrange and maintain the additional and/or supplemental insurance as said. In any additional or supplemental property insurance as said a clause shall be incorporated regarding the waiver of the right of subrogation towards the Landlord and/or the owners and/or anyone acting on their behalf.

18.7.	The Tenant undertakes to update the insurance amounts in respect of the insurance made under clauses (1) and (4) of the Tenant’s Insurance Certificate, from time to time, so as to reflect the full value of the insured.

18.8.	The Tenant exempts the Landlord and/or anyone acting on its behalf and/or the other tenants and/or lessees and/or other right holders in the real estate (provided that a parallel waiver towards the Tenant is included in their agreements) from liability for damage for which it is entitled to indemnification in accordance with the insurance arranged under clause (1) of the Tenant’s Works Insurance Certificate and clauses (1) and (4) of the Tenant’s Insurance Certificate (or for which it was entitled to indemnification if it had not been for the deductible amounts specified in the policies) however the said exemption from liability as said shall not apply in favor of a person who caused willful damage.

18.9.	No later than expiration date of the Tenant’s insurances, the Tenant undertakes to furnish the Landlord the Tenant’s Insurance Certificate in respect of extension of the said Certificate by an additional year. The Tenant undertakes to furnish to the Landlord the Tenant’s Insurance Certificate each insurance year and as long as this Agreement is in effect.

18.10.	Whenever the Tenant’s insurer notifies the Landlord that any of the Tenant’s insurances is about to expire or undergo adverse change, as specified in the final part of Appendixes 1 and 2 as said, the Tenant undertakes to renew the said insurance and furnish a new Insurance Certificate 14 days prior to the expiration or the adverse change in the insurance as said.

18.11.	To dispel any doubt it is clarified that failure to furnish the Insurance Certificates on time as specified in clauses 19.1, 19.3, 19.9 and 19.20 hereinabove, shall not derogate from the Tenant’s undertakings in accordance with this Agreement including and without derogating from the generality of the aforesaid, any payment obligation applicable to the Tenant, and the Tenant undertakes to uphold all its undertakings in accordance with this Agreement even if implementing the works and/or receiving possession in the Leased Premises and/or bringing assets into the Leased Premises is denied from it due to failure to furnish the certificates on time.

18.12.

The Landlord shall be entitled to inspect the Insurance Certificates furnished by the Tenant as specified in 19.1, 19.3, 19.9 and 19.10 hereinabove, and the Tenant undertakes to implement any modification or amendment that is required so as to adjust the said Insurance Certificates to the Tenant’s undertakings as specified in this Agreement, and subject to obtaining the consent of the insurance company. The Tenant declares that the right of inspection of the Insurance Certificates granted to the Landlord and the right granted to the Landlord to instruct their amendment as specified hereinabove shall not impose on the Landlord and/or anyone acting on its behalf any obligation and/or liability in anything related to the Insurance Certificates as said, including their quality, scope and effect of the insurances arranged in accordance with the Certificates as said or regarding their absence, and it shall not derogate from any liability imposed on the Tenant in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

18.13.	The Tenant undertakes to uphold the provisions set forth in the insurance policies it arranges, pay insurance premiums fully and timely, and assure that the Tenant’s insurances are renewed from time to time as needed and shall be in effect during the entire Term of Lease.

18.14.	The Tenant undertakes to observe the safety procedures/directions that are published (if published) by the Landlord from time to time.

18.15.	To dispel any doubt, it is hereby agreed that the liability limits that are required in accordance with the Insurance Certificates are a minimal requirement that is imposed on the Tenant. The Tenant declares and affirms that it shall be precluded from raising any claim and/or demand towards the Landlord and/or anyone acting on its behalf in anything related to the liability limits as said.

18.16.	The Landlord shall arrange and maintain the following insurances during the entire term of the principal agreement:

Extended fire insurance, providing insurance coverage for loss or damage to the building of the Leased Premises in full reinstatement value (except for additions and alterations that were added or will be added by the Tenant or anyone acting on its behalf) and, without derogating from the generality of the aforesaid, including against the risks covered under extended fire insurance policy including fire, smoke, explosion, storm, flood, earthquake, fluid damage, impact by a vehicle and/or a hoisting device, riots, strikes, willful damage and burglary. The Tenant shall pay the Tenant’s share in the insurance as specified hereinabove for arranging the said insurance.

18.17.	The Tenant shall be entitled, however not obligated, to examine a copy of the insurance policy that was issued to the Landlord and that is kept in the offices of the Landlord, after advance coordination. The foregoing shall not derogate from the Landlord’s obligations in accordance with this Agreement and impose on the Tenant any obligation and/or liability in connection with the Landlord’s insurances.

19.	Miscellaneous

19.1.	This agreement expresses everything agreed between the parties and replaces and revokes any written or oral representation or understanding that existed, if at all, between the parties on the matters mentioned herein prior to the execution hereof. Any modification and/or amendment and/or addition to this Agreement shall be null and void unless executed in writing and signed by the parties.

19.2.	Any agreement or arrangement or understanding between the parties shall be null and void unless executed in writing and signed by the parties.

19.3.	Postponement or avoidance from exercising any right by any of the parties shall not be deemed as waiver of that party with respect to the said right unless that party waived its rights expressly and in writing.

19.4.	In the event the Tenant comprises of two or more members, all of their undertakings towards the Landlord shall be jointly and severally.

19.5.	The reliefs the Landlord may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law are cumulative and not interchangeable.

19.6.	As of the commencement date of the lease this Agreement shall prevail over and supersede the Lease Agreement that was signed between the parties on April 18, 2002 and addenda thereof and the Management Agreement enclosed therewith.

20.	Addresses

20.1.	The addresses of the parties for the purpose of this Agreement are as specified hereunder and any notice delivered by one party to the other party shall be deemed to have reached its recipient 72 hours following its delivery in registered mail.

20.2.	Address of the Landlord – 1 Moshe Aviv St., Or-Yehuda Industrial Zone 60371.

20.3.	Address of the Tenant – during the Term of Lease – in the Leased Premises and in the address specified in the preamble to this Agreement at any other time.

And in witness hereof the parties are hereby undersigned:

/s/ Maslari Construction Co. Ltd.	/s/ Dror Harats
The Landlord	The Tenant

Appendix 1: Tenant’s Works Insurance Certificate

Date:

To

Maslavi Construction Co. Ltd. (hereinafter: “Landlord”)

1 Moshe Aviv St., Or-Yehuda Industrial Zone

Dear Sir/Madam,

Re:	Insurance Certificate in the name of (hereinafter: “Tenant”), inter alia in connection with lease of a property in a building built on land known as block parcel in (hereinafter respectively: “Leased Premises” and “The Building”)

We hereby certify that as of             and until             (hereinafter: “Period of Works”) and during an extended maintenance period of 12 months (the Period of Works and the maintenance period shall be referred to hereinafter jointly: “Insurance Period”) our company arranged contractor insurance (Policy No.             ) in the name of the Tenant, contractors and subcontractors (in any rank), and in the name of the Landlord and/or the management company of the Building (hereinafter: “Management Company”), providing insurance coverage for the works implemented by the Tenant and/or anyone acting on its behalf (hereinafter: “Works”) as specified hereunder, when the scope of insurance coverage provided under the insurance as said shall not fall below the scope of insurance coverage provided under the policy known as “Bit 2008” (or any “Bit” policy at the time of arranging the insurance), including all extensions constituting an inseparable part of the policy as said:

1.

Chapter 1 – insurance for the Works, in full value (including materials provided by the Landlord and/or the Management Company) against loss or damage caused during the period of implementing the Works in the work site and during the maintenance period for the purpose of upholding the undertakings of the Tenant during this period and/or discovery of damage during the maintenance period due to reasons contingent on the works implementation period. This Chapter includes a clause on waiver of the right of subrogation towards anyone acting on behalf of the Landlord and/or the Management Company and towards other tenants, lessees and other right holders in the Building (the other tenants, lessees, and right holders shall be referred to hereinafter: “Other Right Holders”) when in the property insurance of the Other Right Holders a parallel clause on waiver of the right of subrogation towards the Tenant and/or in an agreement granting rights in the Building to the Other Right Holders is included as said and there is an exemption from liability in favor of the Tenant in respect of damage or loss caused to the property of the Other

Right Holders due to the customary risks in contractor insurance or in extended fire insurance, however the said waiver shall not apply in favor of a person who caused willful damage. In addition, the Chapter includes express extension regarding insurance coverage to adjacent property and property under work in a liability limit of $100,000 (one hundred thousand U.S. dollars).

2.	Chapter 2 – third party liability insurance in respect of the legal liability deriving from works in a liability limit as specified hereunder. The said chapter includes a cross-liability clause according to which the insurance is deemed to have been arranged separately for each of the members of the insured. The chapter states expressly that the Building of the Leased Premises is deemed as third party property.

To dispel any doubt, it is clarified that the liability limit of the insurer in respect of adjacent property and property under work as specified in Chapter 1 of the policy and in respect of Chapter 2 shall not exceed $250,000.

Liability limit: $1,000,000 per event and cumulatively according to the chapter.

The said Chapter is extended to include the following:

A.	Claims of subrogation by the National Insurance Institute up to US$ 250,000 per event and in total.

B.	Bodily damages deriving from the use of heavy engineering equipment which is a motorized vehicle and that is not required to be insured under compulsory insurance up to an amount of $150,000.

C.	Liability for damage that was caused due to weakening and vibrations of foundations in a liability limit of $100,000 per event and in total.

3.	Chapter 3 – employers’ liability insurance providing insurance coverage towards any of the workers employed in the implementation of the Works in respect of a bodily damage or occupational disease that could be caused to any of them in the course of or following their employment as said, in a liability limit of $5,000,000 per plaintiff, per event and cumulatively for the Insurance Period. This insurance does not include any limitation regarding works in depth and in height, hours of work, baits and poisons, contractors, subcontractors and their workers in the event they are deemed as the Tenant’s workers, and youth employment in accordance with the law. In addition, the said insurance includes waiver of the right of subrogation towards anyone acting on behalf of the Landlord and/or the Management Company, however the said waiver shall not apply in favor of a person who caused willful damage.

The policy specified hereinabove shall prevail over any insurance arranged by the Landlord and/or the Management Company and we waive any demand and/or claim regarding participation of the insurances of the Landlord and/or the Management Company. In addition, we undertake that the above noted policy shall not be terminated or adversely changed during the Insurance Period unless a prior notice is delivered to the Landlord at least 30 days in advance to that effect. To dispel any doubt, we affirm that the Tenant shall be solely liable for paying the insurance premiums in respect of the said policies and incur the deductible amount applicable in accordance with the said policy.

Subject to the terms and exclusions set forth in the original policy to the extent that they were not expressly modified in accordance with the foregoing.

Respectfully yours,

(Stamp of Insurer)	(Signature of the Insurer)	(Name of Signatory)	(Position of Signatory)

Appendix 2: Tenant’s Works Insurance Certificate

Date:

To

Maslavi Construction Co. Ltd. (hereinafter: “Landlord”)

1 Moshe Aviv St., Or-Yehuda Industrial Zone

Dear Sir/Madam,

Re:	Insurance Certificate in the name of (hereinafter: “Tenant”), inter alia in connection with lease of a property in a building built on land known as block parcel in (hereinafter respectively: “Leased Premises” and “The Building”)

We hereby certify that as of             and until             (hereinafter: “Insurance Period”) we arranged the insurance specified hereunder inter alia in connection with the Lease Agreement referenced hereinabove:

1.	Policy No.

Extended fire insurance providing insurance coverage in full value for loss or damage to the content and/or additions and improvements that were added to the Leased Premises and/or the property by the Tenant and/or anyone acting on his behalf of any kind and owned by the Tenant and/or under his responsibility and that is located in and/or adjacent to the Leased Premises (without derogating from the generality of the aforesaid, including furniture, equipment, facilities and inventories of any kind), against fire, smoke, lighting, explosion, storm, flood, earthquake, fluid damage and splitting of pipes, impact by a vehicle and/or hoisting device, impact by an aircraft, riots, strikes, willful damage and burglary. The insurance includes a clause on waiver of the right of subrogation by the insurer towards the Landlord and anyone acting on its behalf and/or towards the other tenants and/or lessees (if a parallel clause regarding waiver of the right of subrogation towards the Tenant is included in their insurances) provided that the waiver of the right of subrogation as said shall not apply in favor of a person who caused willful damage.

2.	Policy No.

Third party liability insurance in respect of liability for loss, damage or damage to the body and/or property of any person and/or entity, in a liability limit in the amount of NIS 8,000,000 in respect of one insurance event and cumulatively for an insurance period of one year. The insurance shall not be subject to any limitation regarding: fire, explosion, panic, hoisting, loading and unloading devices, liability in respect of and towards contractors and subcontractors, defective sanitary fixtures, poisoning, anything harmful in foods and beverages, implementation of additions and improvements in the Leased Premises, strikes and lockouts, and claims of subrogation on behalf of the National Insurance Institute. The said insurance is extended to indemnify the Landlord in respect of its liability for the acts and/or omissions of the Tenant, subject to a cross-liability clause according to which the insurance was arranged separately for each of the members of the Insured.

3.	Policy No.

Employers’ liability insurance in respect of the liability of the Tenant towards its employees in a liability limit of NIS 20,000,000 per plaintiff, per event and for an annual insurance period, when the insurance does not include any limitation regarding the implementation of additions and improvements in the Leased Premises, baits and poisons, and youth employment by law. The insurance is extended to indemnify the Landlord in the event it is alleged, for the purpose of the occurrence of an accident and/or any occupational disease, that it is held liable as an employer towards any of the Tenant’s employees.

4.	Policy No.

Consequential loss insurance (except for rent for the Landlord) due to damage that was caused to the content of the Leased Premises and/or the Building where the Leased Premises are located, in full value, due to the risks enumerated in clause (1) hereinabove, for an indemnification period that shall not fall below 12 months. The insurance includes a clause regarding waiver of the insurer on the right of subrogation towards the Landlord and anyone acting on its behalf and/or towards the other lessees and/or tenants (provided that a parallel clause regarding waiver of the right of subrogation towards the Tenant is included in their insurances) provided that the said waiver of the right of subrogation as said shall not apply in favor of a person who caused willful damage.

We hereby confirm that all the insurances specified hereinabove prevail over any insurance arranged by the Landlord and that we waive any demand or claim regarding participation of the Landlord’s insurances.

We further confirm that the above noted insurances shall not be diminished or terminated during the term of the Agreement unless we deliver to you a notice to that effect in registered mail at least 30 days in advance.

Subject to the terms and exclusions of the original policy to the extent that they were not expressly modified in accordance with the foregoing.

Respectfully yours,

(Stamp of Insurer)	(Signature of the Insurer)	(Name of Signatory)	(Position of Signatory)